Exhibit 99.1

COMPUTER SOFTWARE INNOVATIONS, INC. ANNOUNCES THIRD QUARTER 2010 FINANCIAL RESULTS

Easley, SC – (MARKET WIRE) – November 15, 2010 – Computer Software Innovations, Inc. (OTCBB: CSWI), CSI Technology Outfitters(TM) (“CSI”) today announced its financial results for the third quarter and nine months ended September 30, 2010.

Financial Highlights:

•

Revenues (2% up, to $41.3 million), profitability (75% up, to $0.5 million) and EBIDTA (up 5% to $2.9 million) all remain up for the Nine Months 2010 over the same period of the prior year, despite the impact of a challenging, record-breaking prior year Third Quarter included in 2009 Nine Months results.

•	Revenues of $14.5 million for the Third Quarter of 2010, a decrease of 19% from 2009;

•	Operating Income of $0.7 million for the Third Quarter of 2010, a decrease of 45% from 2009;

•	Net Income of $0.4 million for the Third Quarter of 2010, a decrease of 47% over 2009;

•	EBITDA of $1.3 million for the First Nine Months of 2010, a decrease of 32% over 2009.

“We were able to continue the momentum from second quarter and are pleased with our third quarter results. We were profitable in our software and technology segments,” said Nancy Hedrick, CEO of CSI. “Our year to date top line and bottom line performance remains improved over 2009, despite the continuing economic challenges for our public sector customer base and against the prior year third quarter’s record breaking revenues. Our team has worked hard to achieve these results under very challenging conditions. We are continuing to invest in our education cloud solutions and we are excited to be adding CSI@K12 Voice to our education cloud offerings. These investments in our future are impacting our profitability in our software segment. We have begun to roll out our cloud offerings and look forward to a favorable impact in future periods as we gain traction with these new solutions.”

Financial Results:

Three Month Financial Results for the Period Ended September 30, 2010

CSI posted revenues of approximately $14.5 million for the third quarter of 2010, a decrease of $3.3 million or 19% compared to the third quarter of 2009. The revenue decrease was due to a $3.0 million decrease in technology revenues primarily from reduced interactive classroom products and services, combined with a $0.3 million decrease in software revenues primarily from reduced new software sales and services.

CSI’s gross profit for the third quarter of 2010 was approximately $3.0 million, a decrease of $0.8 million or 20% compared to the third quarter of 2009. The decrease was due to a $0.5 million decrease in gross profit from the software segment driven by reduced revenues and increased costs for development and a $0.3 million decrease in gross profit from the technology segment primarily from reduced interactive classroom services.

CSI’s operating income for the third quarter of 2010 was approximately $0.7 million, a decrease of $0.6 million or 45% compared to the third quarter of 2009. The decrease in operating income came from the decrease in gross profit, partially offset by a decrease in operating expenses.

CSI posted net income for the third quarter of 2010 of approximately $0.4 million or $0.06 earnings per basic share and $0.03 earnings per diluted share, compared to a net income of approximately $0.7 million, or $0.11 earnings per basic share and $0.05 earnings per diluted share for the same period of the prior year. The decrease in net income was due to the decrease in operating income, partially offset by reduced interest expense and a decrease in income tax expense.

Earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the third quarter of 2010 was approximately $1.3 million, a decrease of $0.6 million or 32% compared to the third quarter of 2009. (EBITDA is a non-GAAP financial measure. See reconciliation to GAAP measure net income which follows below.) The decrease was primarily a result of the decrease in operating income.

Nine Month Financial Results for the Period Ended September 30, 210

CSI posted revenues of approximately $41.3 million for the nine months ended September 30, 2010, an increase of $0.8 million or 2% compared to the same period of the prior year. The revenue increase was due to a $0.7 million increase in technology revenues primarily from increased personal computer and infrastructure equipment sales combined with a $0.1 million increase in software revenues primarily from increased support revenues.

CSI’s gross profit for the nine months ended September 30, 2010 was approximately $8.4 million, a decrease of $0.4 million, or 5%, compared to the same period of the prior year. The decrease was due to a $0.1 million decrease in gross profit from the software segment from increased cost of sales due to increased support for new products recently developed while the technology segment gross profit decreased $0.3 million primarily from decreased interactive classroom services sales.

CSI’s operating income for the nine months ended September 30, 2010 was approximately $1.2 million, an increase of $0.2 million, or 21%, compared to the same period of the prior year. The improvement in operating income was due to a decrease in operating expenses primarily due to the impact on the nine months results of a reduction in workforce in May of 2009, partially offset by the decrease in gross profit.

Net income for the nine months ended September 30, 2010 was approximately $0.5 million or $0.08 earnings per basic share and $0.04 earnings per diluted share, compared to a net income of approximately $0.3 million, or $0.05 earnings per basic share and $0.02 earnings per diluted share for the same period of the prior year. The increase in net income was due to the improvement in operating income and reduced interest expenses, partially offset by an increase in income tax expense.

EBITDA increased 5% or $0.1 million to $2.9 million for the nine months ended September 30, 2010 compared to EBITDA of $2.7 million reported for the same period in 2009. (EBITDA is a non-GAAP financial measure. See reconciliation to GAAP measure net income which follows below.) The improvement in EBITDA was primarily due to the increase in operating income.

Conference Call Reminder for Today

The Company will host a conference call today, Monday, November 15, 2010 at 4:15 Eastern Time to discuss the Company’s financial and operational results for third quarter 2010, which ended September 30, 2010.

Conference Call Details

Date: Monday, November 15, 2010

Time: 4:15 p.m. (EST)

Dial-in Number: 1-877-941-8418

International Dial-in Number: 1-480-629-9808

It is recommended that participants phone-in approximately 5 to 10 minutes prior to the start of the 4:15 p.m. call. A replay of the conference call will be available approximately three hours after the completion of the call for 30 days, until December 15, 2010. To listen to the replay, dial 1-877-870-5176 if calling within the U.S., 1-858-384-5517 if calling internationally and enter the pass code 4381455.

The call is also being webcast and may be accessed at CSI’s website at www.csioutfitters.com. The webcast will be archived and accessible until December 15, 2010 on the Company website.

About Computer Software Innovations, Inc.

CSI provides software and technology solutions to public sector markets. CSI software solutions have established the Company as a major software provider in the southeast education market including through its award winning financial management solutions for the education and local government market sectors. CSI’s Version3 products, which include identity and access management and cloud-based communication and collaboration solutions expand CSI’s presence beyond the southeast and internationally.

The CSI 21st Century Connected School solution has established the Company as a major technology provider to the southeast education market. CSI 21st Century Connected School is a seamless integration of instruction, collaboration, and network solutions. CSI financial management applications and the 21st Century Connected School solutions have been a significant factor in nearly doubling company revenue in the past three years to over $50 million and increasing education revenue contribution to approximately 90% of total revenue.

The CSI solution portfolio encompasses proprietary financial management software specialized for the public sector, lesson planning and identity and access management software, cloud-based communication and collaboration solutions, SharePoint development, network infrastructure and end device solutions, IP telephony and IP convergence applications, network management solutions and managed services, and interactive classroom technologies. More information about CSI (OTCBB: CSWI.OB) is available at www.csioutfitters.com.

COMPUTER SOFTWARE INNOVATIONS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

(Amounts in thousands, except per share data)	Three Months Ended		Nine Months Ended
	September 30, 2010	September 30, 2009	September 30, 2010	September 30, 2009
REVENUES
Software Applications Segment	$3,595	$3,936	$11,170	$11,073
Technology Solutions Segment	10,871	13,869	30,121	29,382

Net sales and service revenue	14,466	17,805	41,291	40,455
COST OF SALES
Software Applications Segment
Cost of sales, excluding depreciation, amortization and capitalization	2,320	1,991	7,051	6,216
Depreciation	49	30	126	88
Amortization of capitalized software costs	387	398	1,085	1,133
Capitalization of software costs	(415)	(240)	(1,270)	(702)

Total Software Applications Segment cost of sales	2,341	2,179	6,992	6,735

Technology Solutions Segment
Cost of sales, excluding depreciation	9,081	11,815	25,826	24,823
Depreciation	28	26	76	79

Total Technology Solutions Segment cost of sales	9,109	11,841	25,902	24,902

Total cost of sales	11,450	14,020	32,894	31,637

Gross profit	3,016	3,785	8,397	8,818
OPERATING EXPENSES
Research and development	45	85	122	252
Selling costs	1,154	1,164	3,363	3,608
Marketing costs	118	77	387	372
Stock based compensation	8	29	49	137
Acquisition costs	—	—	—	2
Professional, legal compliance and litigation costs	66	133	385	378
Depreciation and amortization	134	160	434	483
Other general and administrative expenses	755	793	2,496	2,627

Total operating expenses	2,280	2,441	7,236	7,859

Operating income	736	1,344	1,161	959
OTHER INCOME (EXPENSE)
Interest expense	(54)	(95)	(201)	(302)
Loss on disposal of property and equipment	—	—	(2)	(4)

Net other income (expense)	(54)	(95)	(203)	(306)

Income before income tax expense	682	1,249	958	653
INCOME TAX EXPENSE	295	519	443	358

NET INCOME	$387	$730	$515	$295

BASIC EARNINGS PER SHARE	$0.06	$0.11	$0.08	$0.05

DILUTED EARNINGS PER SHARE	$0.03	$0.05	$0.04	$0.02

WEIGHTED AVERAGE SHARES OUTSTANDING:
– Basic	6,552	6,405	6,490	6,391

– Diluted	13,912	14,095	13,889	14,081

COMPUTER SOFTWARE INNOVATIONS, INC.

CONSOLIDATED BALANCE SHEETS

(Amounts in thousands)	September 30, 2010 (Unaudited)	December 31, 2009
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$—	$—
Accounts receivable, net	8,694	7,587
Inventories	917	2,628
Prepaid expenses	191	140
Income taxes receivable	43	32

Total current assets	9,845	10,387
PROPERTY AND EQUIPMENT, net	934	732
COMPUTER SOFTWARE COSTS, net	2,773	2,573
GOODWILL	2,431	2,431
OTHER INTANGIBLE ASSETS, net	2,411	2,647

Total assets	$18,394	$18,770

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$3,306	$2,229
Deferred revenue	5,560	7,790
Deferred tax liability	617	445
Bank line of credit	1,241	—
Notes payable	152	505
Current portion of subordinated notes payable to shareholders	56	1,750

Total current liabilities	10,932	12,719

LONG-TERM DEFERRED TAX LIABILITY, net	139	144
SUBORDINATED NOTES PAYABLE TO SHAREHOLDERS, less current portion	802	—

Total liabilities	11,873	12,863

SHAREHOLDERS’ EQUITY
Preferred stock - $0.001 par value; 15,000 shares authorized; 6,740 shares issued and outstanding	7	7
Common stock - $0.001 par value; 40,000 shares authorized; 6,541 and 6,448 shares issued and outstanding, respectively	7	6
Additional paid-in capital	9,253	9,075
Accumulated deficit	(2,638)	(3,153)
Unearned stock compensation	(108)	(28)

Total shareholders’ equity	6,521	5,907

Total liabilities and shareholders’ equity	$18,394	$18,770

COMPUTER SOFTWARE INNOVATIONS, INC.

CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY

(UNAUDITED)

(Amounts in thousands)	Common Stock	Preferred Stock	Additional Paid-In Capital	Accumulated Deficit	Unearned Stock Compensation	Total
Balances at December 31, 2009	$6	$7	$9,075	$(3,153)	$(28)	$5,907
Issuance of common stock	1	—	44	—	—	45
Issuance of stock options	—	—	129	—	(129)	—
Exercise of stock options	—	—	5	—	—	5
Stock based compensation	—	—	—	—	49	49
Net income for the nine months ended September 30, 2010	—	—	—	515	—	515

Balances at September 30, 2010	$7	$7	$9,253	$(2,638)	$(108)	$6,521

COMPUTER SOFTWARE INNOVATIONS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(Amounts in thousands)	Nine Months Ended
	September 30, 2010	September 30, 2009
OPERATING ACTIVITIES
Net income	$515	$295
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	1,721	1,783
Stock compensation expense, net	93	178
Deferred income taxes	168	(234)
Loss on disposal of property and equipment	2	4
Changes in deferred and accrued amounts
Accounts receivable	(1,107)	3,306
Inventories	1,711	(1,334)
Prepaid expenses	(51)	(88)
Accounts payable	1,077	711
Deferred revenue	(2,230)	(522)
Income taxes receivable/payable	(11)	366

Net cash provided by operating activities	1,888	4,465

INVESTING ACTIVITIES
Purchases of property and equipment	(604)	(234)
Capitalization of computer software	(1,285)	(732)
Investment in other intangible assets	—	(32)

Net cash used for investing activities	(1,889)	(998)

FINANCING ACTIVITIES
Net borrowings (repayments) under line of credit	1,241	(2,926)
Repayments of notes payable	(1,245)	(541)
Proceeds from exercise of stock options and warrants	5

Net cash used for financing activities	1	(3,467)

Net change in cash and cash equivalents	—	—
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	—	—

CASH AND CASH EQUIVALENTS, END OF PERIOD	$—	$—

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the period for:
Interest	$199	$395
Income Taxes	$287	$211

Non-GAAP Financial Measure: Explanation and Reconciliation of EBITDA and Adjusted EBITDA

EBITDA is a non-GAAP financial measure used by management, lenders and certain investors as a supplemental measure in the evaluation of some aspects of a corporation’s financial position and core operating performance. Investors sometimes use EBITDA as it allows for some level of comparability of profitability trends between those businesses differing as to capital structure and capital intensity by removing the impacts of depreciation and amortization. EBITDA also does not include changes in major working capital items such as receivables, inventory and payables, which can also indicate a significant need for, or source of, cash. Since decisions regarding capital investment and financing and changes in working capital components can have a significant impact on cash flow, EBITDA is not a good indicator of a business’s cash flows. We use EBITDA for evaluating the relative underlying performance of the Company’s core operations and for planning purposes, including a review of this indicator and discussion of potential targets in the preparation of annual operating budgets. We calculate EBITDA by adjusting net income or loss to exclude net interest expense, income tax expense or benefit, depreciation and amortization, thus the term “Earnings Before Interest, Taxes, Depreciation and Amortization” and the acronym “EBITDA.”

EBITDA is presented as additional information because management believes it to be a useful supplemental analytic measure of financial performance of our core business, and as it is frequently requested by sophisticated investors. However, management recognizes it is no substitute for GAAP measures and should not be relied upon as an indicator of financial performance separate from GAAP measures (as discussed further below).

“Adjusted EBITDA” or “Financing EBITDA” is a non-GAAP financial measure used in our calculation and determination of compliance with debt covenants related to our bank credit facilities. Adjusted EBITDA is also used as a representation as to how EBITDA might be adjusted by potential lenders for financing decisions and our ability to service debt. However, such decisions would not exclude those other items impacting cash flow which are excluded from EBITDA, as noted above. Adjusted EBITDA is defined as net income or loss adjusted for net interest expense, income tax expense or benefit, depreciation, amortization, and also certain additional items allowed to be excluded from our debt covenant calculation including other non-cash items such as operating non-cash compensation expense (such as stock-based compensation), and the Company’s initial reorganization or restructuring related costs, unrealized gain or loss on financial instrument (non-cash related) and gain or loss on the disposal of fixed assets. While we evaluate the Company’s performance against debt covenants on this basis, investors should not presume the excluded items to be one-time costs. If the Company were to enter into additional capital transactions, for example, in connection with a significant acquisition or merger, similar costs could reoccur. In addition, the ongoing impact of those costs would be considered in, and potential financings based on, projections of future operating performance which would include the impact of financing such costs.

We believe the presentation of Adjusted EBITDA is important as an indicator of our ability to obtain additional financing for the business, not only for working capital purposes, but particularly as acquisitions are anticipated as a part of our growth strategy. Accordingly, a significant part of our success may rely on our ability to finance acquisitions.

When evaluating EBITDA and Adjusted EBITDA, investors should consider, among other things, increasing and decreasing trends in both measures and how they compare to levels of debt and interest expense, ongoing investing activities, other financing activities and changes in working capital needs. Moreover, these measures should not be construed as alternatives to net income (as an indicator of operating performance) or cash flows (as a measure of liquidity) as determined in accordance with GAAP.

While some investors use EBITDA to compare between companies with different investment and capital structures, all companies do not calculate EBITDA or Adjusted EBITDA in the same manner. Accordingly, the EBITDA and Adjusted EBITDA measures presented below may not be comparable to similarly titled measures of other companies.

A reconciliation of Net Income reported under GAAP to EBITDA and Adjusted (Financing) EBITDA is provided below:

	Three Months Ended		Nine Months Ended
	September 30, 2010	September 30, 2009	September 30, 2010	September 30, 2009
Reconciliation of net income per GAAP to EBITDA and Adjusted (Financing) EBITDA:
Net income per GAAP	$387	$730	$515	$295
Adjustments:
Income tax expense	295	519	443	358
Interest expense, net	54	95	201	302
Depreciation and amortization of property and equipment and intangible assets (excluding Software development)	211	216	636	650
Amortization of software development costs	387	398	1,085	1,133

EBITDA	$1,334	$1,958	$2,880	$2,738

Adjustments to EBITDA to exclude those items excluded in loan covenant calculations:
Stock based compensation (non-cash portion)	8	29	49	137

Adjusted (Financing) EBITDA	$1,342	$1,987	$2,929	$2,875

Forward-Looking and Cautionary Statements

This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Among other things, these statements relate to our financial condition, results of operations and future business plans, operations, opportunities and prospects. In addition, we and our representatives may from time to time make written or oral forward-looking statements, including statements contained in filings with the Securities and Exchange Commission and in our reports to stockholders. These forward-looking statements are generally identified by the words or phrases “may,” “could,” “should,” “expect,” “anticipate,” “plan,” “believe,” “seek,” “estimate,” “predict,” “project” or words of similar import. These forward-looking statements are based upon our current knowledge and assumptions about future events and involve risks and uncertainties that could cause our actual results, performance or achievements to be materially different from any anticipated results, prospects, performance or achievements expressed or implied by such forward-looking statements. These forward-looking statements are not guarantees of future performance. Many factors are beyond our ability to control or predict. You are accordingly cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date that we make them. We do not undertake to update any forward-looking statement that may be made from time to time by or on our behalf.

In our most recent Form 10-K, we have included risk factors and uncertainties that might cause differences between anticipated and actual future results. We have attempted to identify, in context, some of the factors that we currently believe may cause actual future experience and results to differ from our current expectations regarding the relevant matter or subject area. The operations and results of our software and systems integration businesses also may be subject to the effects of other risks and uncertainties, including, but not limited to:

•	a reduction in anticipated sales;

•	an inability to perform customer contracts at anticipated cost levels;

•	our ability to otherwise meet the operating goals established by our business plan;

•	market acceptance of our new software, technology and services offerings;

•	an economic downturn; and

•	changes in the competitive marketplace and/or customer requirements.

Company Contact: David Dechant

Computer Software Innovations, Inc.

(864) 855-3900

ddechant@csioutfitters.com